Exhibit 10.52

International Textile Group, Inc. ("ITG")

2016 Management Incentive Plan ("MIP" or "Plan")

●      Purpose

The ITG Management incentive Plan ("Plan") is designed to promote superior operating performance for the Company and each business unit. In so doing, the Plan provides an annual opportunity for participating employees to earn cash bonuses related to the achievement of pre-determined performance goals.

●      Participation

The Plan is designed to include selected managerial employees (excluding those employees who participate in any other incentive or sales compensation plan). The Chief Executive Officer is responsible for approving all participants in the Plan.

Target bonus opportunities, defined as a percentage of base salary, are established for each participant In the Plan. Individual target bonus percentages are determined from competitive salary studies and internal comparisons based on the job level and responsibilities of participants. Participants may earn more or less than the target opportunity based on business unit and/or Company performance, Participants are to be notified in a participation letter of the target bonus incentive they are eligible to earn and the range of opportunity above and below this target level.

Participants who become eligible to participate in the Plan during the Plan period may be eligible for a pro-rated bonus award, based on the duration of their participation and the discretion of the Executive in charge of that particular business unit. Participants who transfer between business units during the Plan period will be eligible to receive any earned bonus award based on the performance of the business unit to which they are assigned at the end of the Plan period. Participants whose employment with ITG is terminated prior to the last scheduled workday of the Plan period will not be eligible to receive a bonus award.

●     Performance Measure

The specific performance measures for the Plan are established and approved by the Compensation Committee of the Board of Directors of 1TG (the "Committee") each year. The Committee retains sole discretion in the establishment of performance goals for all participants. For division staff participants, 60% of the bonus opportunity is based on EBITDA performance of the business group and 40% of the bonus opportunity is based on strategic and operating objectives that impact profitability and growth. For plant participants (or those with group manufacturing responsibilities), 60% of the bonus opportunity is based on EBITDA performance of the division and 40% of the bonus opportunity is based on strategic and operating objectives for the plant(s) that impact profitability, growth, and continuous improvement. For Corporate support participants, 60% of the bonus opportunity is based on Total Company EBITDA and 40% of the bonus opportunity is based on Total Company Cash Flow. For both EBITDA and Cash Flow measures, the following items are excluded from the calculations: approved capital expenditures financed by debt, and MIP expense and cash payments. In establishing goals for the year, the Committee has established "Threshold" performance levels (below which no bonus payments are earned) as well as "Excellence" performance levels (above which no additional bonus payments are earned).

For performance below the Threshold level, no bonus awards are earned. For performance at the Threshold performance level, participants earn 50% of the Target bonus opportunity. For performance at the Business Plan level of performance, participants earn 100% of the Target bonus opportunity. For performance at or above the Excellence level of performance, participants earn 200% of the Target bonus opportunity. For performance levels between Threshold and Target or between Target and Excellence, participants earn proportionately increasing bonus awards as outlined in the participation fetter.

At the end of the performance period, the EVP and CFO of 1TG will calculate the actual results for each business unit, using generally accepted accounting practices. This will determine the actual bonus award earned, if any, for participants. Of the bonus amount earned, the unit Executive and the CEO of ITG retain the right to allocate up to 25% of the bonus amount on a discretionary basis to recognize individual performance and contribution situations. The Committee approves bonus awards for the CEO and all executive officers and approves aggregate bonus payments for all participants. The Committee retains the right, in its sole discretion, to adjust payments (Individually or in the aggregate) to recognize extraordinary situations.

Bonus payments, if any, are paid to participants only after results have been certified and approved by the Committee. Bonus payments will be made in the calendar year following the end of the Plan year,

●         Plan

The above is a description of the MIP established by the Committee. The Plan may be amended, altered, suspended, or terminated in whole or in part at any time, at the sole discretion of the Committee. The Committee has approval authority for the compensation of executive officers and will approve aggregate bonus payments for all participants. Administrative functions of the Plan are delegated to ITG Management. The Plan Administrator for the Plan has been designated as the Vice President of Human Resources and Corporate Communications. The CEO and the Plan Administrator shall have the discretionary authority to determine eligibility for Plan participation and interpret Plan provisions.